EXHIBIT 99


FOR IMMEDIATE RELEASE


           NASDAQ DELISTING OF GRAND COURT LIFESTYLES, INC. COMMON STOCK
           -------------------------------------------------------------


          BOCA RATON, FLORIDA, April 17, 2000/PR Newswire/ - Grand Court Lifestyles, Inc., a developer of retirement and long-term care residences, today announced that it had been informed by The Nasdaq-Amex Market Group that the Nasdaq Staff had determined to delist the Company's Common Stock from the Nasdaq National Market, effective at the opening of business on April 18, 2000.

          Nasdaq based its determination on several factors, including (1) the Company's March 20, 2000 filing under Chapter 11 of the United States Bankruptcy Code, (2) the market value of the Company's Common Stock in the public float was less than the required $5,000,000, and (3) the bid price for the Company's Common Stock was less than the required $1.00 per share.


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